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                                                                       EXHIBIT 2

                             MATERIAL CHANGE REPORT

                                   PURSUANT TO

             SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
                 SECTION 118(2) OF THE SECURITIES ACT (ALBERTA)
               SECTION 84(1) OF THE SECURITIES ACT (SASKATCHEWAN)
                  SECTION 75(2) OF THE SECURITIES ACT (ONTARIO)
                    SECTION 73 OF THE SECURITIES ACT (QUEBEC)
                SECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
               SECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND)


Item 1.        Reporting Issuer:

               Royal Group Technologies Limited (the "Company")
               1 Royal Gate Boulevard
               Vaughan, Ontario
               L4L 8Z7

Item 2.        Date of Material Change:

               January 24, 2003

Item 3.        Press Release:

               A press release was issued by the Company on January 24, 2003 in Vaughan, Ontario. A copy of the press release is attached to this report as schedule "A".

Item 4.        Summary of Material Change:

               The Company has revised its earnings guidance for the first quarter of fiscal 2003. The Company announced that fully diluted earnings per share for the first quarter of fiscal 2003 are anticipated to be in the range of $0.16 to $0.19. The Company had previously expected first quarter earnings per share to be in the range of $0.24 to $0.27.

Item 5.        Full Description of Material Change:

               See the press release dated January 24, 2003 attached to this report as schedule "A".

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                                       2


Item 6.        Reliance of Section 75(3) of the Act:

               Not applicable.


Item 7.        Omitted Information:

               Not applicable.

Item 8.        Senior Officer:

               For further information, please contact:

               Mark O. Badger
               Vice President, Corporate Communications

               Tel:  (905) 264-0701
               Fax:  (905) 264-0702


Item 9.        Statement of Senior Officer:

               The foregoing accurately discloses the material change referred to herein.

               Dated this 31st day of January, 2003 at Vaughan, Ontario.


                                      ROYAL GROUP TECHNOLOGIES LIMITED



                                      BY:
                                         ---------------------------------------
                                         Scott Bates
                                         Corporate Secretary



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                                  SCHEDULE "A"

                                                                   PRESS RELEASE


FOR IMMEDIATE RELEASE,
JANUARY 24, 2003

ROYAL GROUP REVISES EARNINGS GUIDANCE FOR FIRST QUARTER

Royal Group Technologies Limited (RYG: TSX, NYSE) announced today that fully diluted earnings per share for the first quarter of fiscal 2003 are anticipated to be in the range of $0.16 to $0.19. Royal had previously expected first quarter earnings per share to be in the range of $0.24 to $0.27. Royal will formally release its first quarter financial results on February 12th.

Royal Group's President, Douglas Dunsmuir, stated that, "repositioning of the U.S. window coverings operations has not yet produced the financial results we are expecting". He also noted that, "while Royal Group achieved overall sales of approximately $420 million in the first quarter, an unfavorable product mix also contributed to the earnings shortfall". Royal Group had previously guided that sales for the first quarter would be in the range of $395 to $420 million.

Royal Group Technologies Limited is a manufacturer of innovative, polymer-based home improvement, consumer and construction products. The company has extensive vertical integration, with operations dedicated to provision of materials, machinery, tooling, real estate and transportation services to its plants producing finished products. Royal's manufacturing facilities are primarily located throughout North America, with international operations in South America, Europe and Asia.

For further information contact:

Ron Goegan, Chief Financial Officer
OR
Mark Badger, Vice President, Corporate Communications
Phone: (905) 264 0701 Fax: (905) 264 0702

The information in this document contains certain forward-looking statements with respect to Royal Group Technologies Limited, its subsidiaries and affiliates. These statements are often, but not always made through the use of words or phrases such as "expects", "should continue", "believes", "anticipates", "estimated" and "intends" or similar formulations. By their nature, these forward-looking statements involve known and unknown risks, uncertainties and other factors affecting Royal specifically or its industry generally that could cause actual performance and financial results to differ materially from those contemplated by the forward-looking statements. These risks and uncertainties include fluctuations in the level of renovation, remodeling and construction activity, changes in product costs and pricing, an inability to achieve or delays in achieving savings related to the cost reductions, or revenues related to sales price increases, consolidation and restructuring programs, changes in product mix, the growth rate of the markets into which Royal's products are sold, market acceptance and demand for Royal's products, changes in availability or prices for raw materials, pricing pressures resulting from competition, difficulty in developing and introducing new products, failure to penetrate new markets effectively (particularly markets in developing countries), the effect on foreign operations of currency fluctuations, tariffs, nationalization, exchange controls, limitations on foreign investment in local business and other political, economic and regulatory risks, difficulty in preserving proprietary technology, changes in environmental regulations, currency risk exposure and other risks described from time to time in publicly filed disclosure documents and securities commission reports


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of Royal Group Technologies Limited and its subsidiaries and affiliates. In view of these uncertainties we caution readers not to place undue reliance on these forward-looking statements. Statements made in this document are made as of January 24, 2003 and Royal disclaims any intention or obligation to update or revise any statements made herein, whether as a result of new information, future events or otherwise.